Exhibit 10.7
June 6, 2008
Guaranty Financial Group Inc.
1300 MoPac Expressway South
Austin, Texas 78746
Guaranty Bank
1300 MoPac Expressway South
Austin, Texas 78746
Dear Sirs:
     Guaranty Financial Group Inc. (the “Company”) wishes to issue and sell mandatory convertible cumulative preferred stock (the “Preferred Stock”) and the Company and its subsidiary Guaranty Bank (the “Bank” and together with the Company, the “Offerors”) wish to sell units (the “Units” and together with the Preferred Stock, the “Securities”) consisting of a fixed ratio of 12% subordinated notes due 2018 to be issued by the Bank (the “Notes”) and shares of the Preferred Stock, as more fully described in the Purchase Agreements (as defined below) attached hereto (the “Offering”) and appoint Keefe, Bruyette & Woods, Inc. (“KBW”) to act as sole placement agent, on the terms and conditions set forth in this agreement (this “Agreement”). This engagement is exclusive to KBW until the time specified in paragraph 6 of this letter.
     1. The Offerors hereby appoint KBW to act as their sole placement agent in connection with the sale of the Securities and authorize KBW, as sole placement agent, to endeavor to arrange a private placement of the Securities at prices and on terms satisfactory to the Offerors. The private placement of the Preferred Stock is to be made directly by the Company to the purchasers (the “Preferred Stock Purchasers”) pursuant to investment purchase agreements to be entered into between such parties (collectively, the “Preferred Stock Purchase Agreements”), a form of which is attached hereto as Exhibit A. The private placement of the Units is to be made directly by the Offerors to the purchasers (together with the Preferred Stock Purchasers, the “Purchasers”) pursuant to a purchase agreement to be entered into between such parties (together with the Preferred Stock Purchase Agreements, the “Purchase Agreements”), substantially in the form attached hereto as Exhibit B.
     2. As compensation for KBW’s services hereunder, the Company will pay in cash to KBW, promptly following the closing of the sale of the Securities pursuant to the Purchase Agreements, a placement agent fee of $20,000,000. The parties hereto agree that any fee paid hereunder shall be considered a “Transaction Fee” as such term is defined in that certain letter of engagement, dated February 27, 2008, between the Company and KBW.
     3. Representations, Warranties, Covenants and Reliance:

     3.1 The Company and the Bank, as applicable, hereby expressly authorize KBW to rely on their respective representations, warranties and covenants contained in the form of Purchase Agreements attached hereto as Exhibit A and Exhibit B, as if such representations, warranties and covenants were made by the Company and the Bank, as applicable, to KBW as of the date hereof and as of the Closing Date.
     3.2 The Offerors further represent and warrant as of the date hereof and as of the Closing Date, and agree with KBW, as follows:
          (i) Neither the Company, the Bank nor any of their respective Affiliates (as defined in Rule 501(b) under the Securities Act of 1933, as amended (the “Securities Act”)) or any person acting on its or any of their behalf (other than KBW, as to whom the Offerors make no representation) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with regard to the Offering.
          (ii) Subject to compliance by KBW with the relevant provisions of paragraph 3.3 hereof, it is not necessary in connection with the offer, sale and delivery of the Preferred Stock, the Notes, the Units and the Securities by the Bank, the Company and the Offerors, as applicable, in the manner contemplated by the Purchase Agreements to register any of the Securities under the Securities Act.
     3.3 KBW and the Offerors hereby establish and agree to observe the following provisions with respect to the offer, issue, sale and placement of the Securities:
          (i) Offers and sales of the Securities will be made only to the Purchasers in transactions not requiring registration under the Securities Act.
          (ii) No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) has been or will be used in connection with the Offering.
     4. In connection with the services or matters that are the subject of this Agreement (including, without limitation, the offer and sale and placement of the Securities) the Offerors, jointly and severally, agree to indemnify and hold harmless KBW and its affiliates, the respective directors, officers, agents and employees of KBW and its affiliates, and each other controlling persons of KBW and its affiliates, within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and each of their respective successors and assigns (each an “Indemnified Party”, and collectively the “Indemnified Parties”), to the fullest extent permitted by law, from and against any losses, claims, damages or liabilities (or actions, including shareholder actions, in respect thereof) related to or arising out of this Agreement or KBW’s role in connection herewith, and will reimburse the Indemnified Parties for all expenses (including counsel fees and expenses) as they are reasonably incurred by the Indemnified Parties in connection with investigating, preparing or defending any such action or claim whether or not in connection with pending or threatened litigation in which an Indemnified Party is a party. The Offerors will not, however, be responsible under the foregoing indemnity and reimbursement agreement for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from KBW’s gross negligence, bad faith or willful misconduct. If any such claim, action or proceeding shall be brought against an Indemnified Party, and KBW shall notify the Company, the Company shall be entitled to participate therein, and to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to KBW. After notice from the Company to KBW of its election to assume the defense of such claim, action or proceeding, the Offerors shall not be liable to the Indemnified Party under the Indemnification provisions of this letter agreement for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been authorized by the Company, (ii) the Company has failed to assume the defense and employ counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include (a) the Indemnified Parties and (b) the Company or the Bank, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company or the Bank and/or may not be consistent with the best interests of the Company or the Bank or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Offerors shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by KBW.
     If the indemnification provided for in this paragraph 4 is judicially determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Party otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, whether or not KBW is the person entitled to indemnification or reimbursement, the Offerors shall, jointly and severally, contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Offerors, on the one hand, and KBW, on the other hand, of the Offering or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Company, the Bank and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Offerors and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Offerors in the transaction contemplated by the Offerors hereunder, whether or not any such Offering is consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.
     The Offerors also agree that neither KBW nor any other Indemnified Party shall have any liability to the Offerors for or in connection with this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Offerors which are finally judicially determined to have resulted primarily from KBW’s bad faith, willful misconduct, or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Offerors or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the provisions of this agreement, the Company and the Bank hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.
     The Offerors agree that they will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release, reasonably satisfactory in form and substance to KBW, releasing KBW from all liability arising out of such claim, action, suit or proceeding.
     5. KBW will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. The Offerors hereby authorize KBW to purchase the Securities for its own account or for the accounts of its customers; provided, however, that KBW shall not purchase the Securities with a view to the public distribution of the Securities, and further provided that KBW shall not be obligated to purchase the Securities for its own account or of the accounts of its customers.
     6. The appointment and authorization of KBW under paragraph 1 of this Agreement shall expire four months from the date hereof, or at such other time as may be mutually agreed upon in writing by the Offerors and KBW. Notwithstanding any such expiration or termination, the Offerors shall remain responsible for the provisions of paragraphs 2 through 11 of this Agreement which shall survive any expiration or termination of KBW’s engagement hereunder. Such obligations also shall survive the offer and sale of the Securities.
     7. The Offerors and KBW each represents to the other that there is no other person or entity that is or will be entitled to a finder’s fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.
     8. The Offerors and KBW agree that the terms of this Agreement shall not be construed to supersede the terms of any of the four letters of engagement between the Company and KBW, the first letter dated February 25, 2008, the next letter dated February 27, 2008, and each of the last two letters dated April 1, 2008 (collectively, the “Engagement Letters”).
     9. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Engagement Letters, which shall remain in full force and effect.
     10. The Offerors acknowledge and agree that KBW has been retained to act solely as financial advisor to, and placement agent for, the Offerors and not as an advisor to or agent of any other person, and the Offerors’ engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Offerors) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Offerors. It is understood that KBW does not owe the Offerors, or any other party, a fiduciary duty as a result of this Agreement.
     11. This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Company, the Bank and KBW hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the City of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company and the Bank further agree that service of any process, summons, notice or document by mail to the Company’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company or the Bank in any such court. The Company, the Bank and KBW hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by KBW hereunder is expressly and irrevocably waived.
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     If the foregoing correctly sets forth the understanding and agreement between KBW and the Offerors, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.
Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Craig R. McMahen

Name: Craig R. McMahen
Title: Managing Director

Agreed and accepted:

GUARANTY FINANCIAL GROUP INC.

By:	/s/ Scott A. Almy

Executive Vice President & General Counsel

GUARANTY BANK

By:	/s/ Scott A. Almy

General Counsel

Exhibit A
Form of Preferred Stock Purchase Agreement
(See attached)

Exhibit B
Form of Purchase Agreement
(See attached)

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